Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Equity Incentive Plan, the 2019 Equity Incentive Plan, and the 2019 Employee Stock Purchase Plan of Vir Biotechnology, Inc. of our report dated June 26, 2019 (except for the third paragraph of Note 1, as to which the date is September 27, 2019), with respect to the consolidated financial statements of Vir Biotechnology, Inc. for the years ended December 31, 2017 and 2018, included in the Registration Statement (Form S-1 No. 333-233604) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

October 11, 2019